                                                                   Exhibit 1.2

                  [HARTFORD LIFE AND ANNUITY INSURANCE COMPANY]
                        [HARTFORD LIFE INSURANCE COMPANY]
                        HARTFORD, CONNECTICUT 06104-2999
                           (A STOCK INSURANCE COMPANY)
                                 (THE "COMPANY")

                       INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                 P.O. BOX 64582
                         ST. PAUL, MINNESOTA 55164-0582
                         TELEPHONE NUMBER: 1-800-243-5433

We will pay the Death Proceeds to the Beneficiary if the Insured dies while this Policy is in force. Payment will be made after We receive Due Proof of Death of the Insured, at Our Individual Life Operations facility in St. Paul, Minnesota.

Signed for the Company


/s/ Richard G. Costello                       /s/ Thomas M. Marra
Richard G. Costello, SECRETARY              Thomas M. Marra, PRESIDENT

READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us

                             RIGHT TO EXAMINE POLICY
WE WANT YOU TO BE SATISFIED WITH THE POLICY YOU HAVE PURCHASED. WE URGE YOU TO EXAMINE IT CLOSELY. IF, FOR ANY REASON YOU ARE NOT SATISFIED, YOU MAY DELIVER OR MAIL THE POLICY TO US OR TO THE AGENT FROM WHOM IT WAS PURCHASED ANYTIME DURING YOUR FREE LOOK PERIOD. YOUR FREE LOOK PERIOD BEGINS ON THE DAY YOU GET YOUR POLICY AND ENDS TEN DAYS AFTER YOU RECEIVE IT. IN SUCH AN EVENT, THE CONTRACT WILL BE RESCINDED AND WE WILL PAY AN AMOUNT EQUAL TO THE GREATER OF (a) THE TOTAL PREMIUMS PAID FOR THE POLICY LESS ANY INDEBTEDNESS; OR (b) THE SUM OF: i) THE ACCOUNT VALUE LESS ANY INDEBTEDNESS, ON THE DATE THE RETURNED POLICY IS RECEIVED BY US OR THE AGENT FROM WHOM IT WAS PURCHASED; AND, (ii) ANY POLICY CHARGES TAKEN.

                     FLEXIBLE PREMIUM UNIVERSAL LIFE POLICY
          DEATH PROCEEDS PAYABLE AT DEATH OF INSURED AS SHOWN ON PAGE 8
                            ADJUSTABLE DEATH BENEFIT
                       PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                                NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS POLICY THAT ARE IN THE SUB-ACCOUNTS ARE VARIABLE, WILL INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT WILL BE VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. DEATH PROCEEDS PAYABLE AT DEATH OF INSURED ARE DESCRIBED ON PAGE 8.




                                FLEXIBLE PREMIUM
                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY


                                                           [GRAPHIC]
                                                           THE HARTFORD

                               TABLE OF CONTENTS

                                                      PAGE
                                                      ----
Policy Specifications                                    3

Definitions                                              5

Death Benefit                                            8

Increases and Decreases in Face Amount                   9

Premiums                                                 9

Valuation Provisions                                    10

Account Value, Cash Value
and Cash Surrender Value                                11

Transfers                                               12

Transfer Charge                                         12

Transfers to the Benefit Account                        12

Transfers to the Investment Account                     13

Transfers Among Choices Within the Investment Account   13

Dollar Cost Averaging Program                           13

Monthly Deduction Amount                                13

Policy Protection Benefit                               16

Insurance Class Changes                                 18

Default and Policy Grace Period                         18

Reinstatement                                           18

Policy Loans                                            19

Withdrawals                                             21

Surrenders                                              21

Investment Account Surrender Charges                    21

Payments by Us                                          22

Taxation of the Separate Account                        22

The Contract                                            22

Ownership and Beneficiary                               24

Termination                                             25

Continuation Beyond the Insured's Age 100               25

Income Settlement Options                               25

Any Riders follow page                                  26



                              POLICY SPECIFICATIONS

--------------------------------------------------------------------------------
                               POLICY INFORMATION
--------------------------------------------------------------------------------

POLICY TYPE:                           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE

POLICY NUMBER:                         [VL00001]
POLICY DATE:                           [JANUARY 1, 2003]
DATE OF ISSUE:                         [JANUARY 1, 2003]

OWNER:                                 [JOHN DOE]
BENEFICIARY:                           [JANE DOE]

INSURED:                               [JOHN DOE]
ISSUE AGE/SEX:                         [35, MALE]
INSURANCE CLASS:                       [PREFERRED/NON-NICOTINE]

--------------------------------------------------------------------------------
                      DEATH BENEFIT INFORMATION FOR INSURED
--------------------------------------------------------------------------------

INITIAL FACE AMOUNT:                    [$100,000]



--------------------------------------------------------------------------------
                               PREMIUM INFORMATION
--------------------------------------------------------------------------------

INITIAL PLANNED PREMIUM:                [$1,000.00]
PAYMENT FREQUENCY:                      [ANNUAL]
INITIAL PREMIUM ALLOCATION:             [BENEFIT ACCOUNT, HARTFORD MONEY MARKET
                                        HLS FUND]


--------------------------------------------------------------------------------
                               ACCOUNT INFORMATION
--------------------------------------------------------------------------------

MINIMUM GENERAL ACCOUNT
ANNUAL CREDITED RATE:                   3.00% (EFFECTIVE ANNUAL)

SEPARATE ACCOUNT:                       [VARIABLE LIFE I]

IT IS POSSIBLE THAT COVERAGE WILL EXPIRE IF PREMIUMS AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE COVERAGE.

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS
                                 POLICY CHARGES

--------------------------------------------------------------------------------
           DEDUCTIONS FROM PREMIUMS ALLOCATED AND AMOUNTS TRANSFERRED
                             TO THE BENEFIT ACCOUNT
--------------------------------------------------------------------------------

                                    POLICY        PERCENT OF PREMIUMS PAID
                                    YEARS         AND AMOUNTS TRANSFERRED
                                    -----         -----------------------
    MAXIMUM PREMIUM CHARGE          1-20                [6.25%
                                     21+                 4.25%]

                                                  PERCENT OF PREMIUMS PAID
                                    -----         -----------------------
     TAX CHARGE                      ALL                [1.75%]*


     *THE TAX CHARGE PERCENTAGE DEPENDS UPON THE PREMIUM TAX RATE ASSESSED BY YOUR STATE OR MUNICIPALITY, IF YOUR STATE OR MUNICIPALITY CHANGES, OR IF YOUR STATE OR MUNICIPALITY CHANGES ITS PREMIUM TAX RATE, THE RATE WILL CHANGE TO EQUAL THAT NEW RATE.

--------------------------------------------------------------------------------
                            DEDUCTIONS FROM PREMIUMS
                       ALLOCATED TO THE INVESTMENT ACCOUNT
--------------------------------------------------------------------------------


                                    POLICY        PERCENT OF
                                    YEARS         PREMIUMS PAID
                                    -----         -----------------------
     TAX CHARGE                      ALL          [1.75%]*


    *THE TAX CHARGE PERCENTAGE DEPENDS UPON THE PREMIUM TAX RATE ASSESSED BY
     YOUR STATE OR MUNICIPALITY, IF YOUR STATE OR MUNICIPALITY CHANGES, OR IF YOUR STATE OR MUNICIPALITY CHANGES ITS PREMIUM TAX RATE, THE RATE WILL CHANGE TO EQUAL THAT NEW RATE.

--------------------------------------------------------------------------------
                      MAXIMUM DEDUCTIONS FROM ACCOUNT VALUE
--------------------------------------------------------------------------------


                                    POLICY        CHARGE OR
                                    YEARS         PERCENT OF VALUE
                                    -----         -----------------------
     ADMINISTRATIVE CHARGE          ALL           $[10.00] PER MONTH

     PER $1,000 CHARGE RATE         [1-3]         [$0.17] PER MONTH PER $1,000
                                                  OF INITIAL POLICY FACE AMOUNT.


     MORTALITY & EXPENSE RISK RATE  ALL           [0.11250]% PER MONTH ([1.35]%
                                                  PER YEAR) OF THE ACCUMULATED VALUE
                                                  IN THE SUB-ACCOUNTS.



                                     Page 3A

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS
                                 POLICY CHARGES

--------------------------------------------------------------------------------
                     MAXIMUM ADMINISTRATIVE TRANSFER CHARGE
--------------------------------------------------------------------------------

  ALL POLICY YEARS   [$25.00] PER TRANSFER IN EXCESS OF ONE PER CALENDAR MONTH.

--------------------------------------------------------------------------------
                   MAXIMUM INVESTMENT ACCOUNT TRANSFER CHARGE
--------------------------------------------------------------------------------

  PERCENTAGE USED TO CALCULATE THE TRANSFER CHARGE:



      NUMBER OF POLICY ANNIVERSARIES SINCE      ON AMOUNTS TRANSFERRED FROM THE
        THE PREMIUM ALLOCATION TO THE              INVESTMENT ACCOUNT TO THE
               INVESTMENT ACCOUNT                       BENEFIT ACCOUNT
               ------------------                       ---------------


                        [0                                     3%
                        1                                      3%
                        2                                      3%
                        3                                      2%
                        4                                      1%
                        5                                      0%
                        6                                      0%
                        7+                                     0%]


--------------------------------------------------------------------------------
                    MAXIMUM BENEFIT ACCOUNT SURRENDER CHARGES
--------------------------------------------------------------------------------

                  POLICY    SURRENDER      POLICY      SURRENDER
                  YEAR      CHARGE         YEAR        CHARGE
                  -----     ---------      -----       ---------
                  [1        $ 1,149.00       11        $ 744.00
                   2        $ 1,137.00       12        $ 661.00
                   3        $ 1,126.00       13        $ 578.00
                   4        $ 1,114.00       14        $ 476.00
                   5        $ 1,101.00       15        $ 413.00
                   6        $ 1,046.00       16        $ 331.00
                   7        $   991.00       17        $ 248.00
                   8        $   936.00       18        $ 165.00
                   9        $   881.00       19        $  83.00
                  10        $   826.00       20        $   0.00]

--------------------------------------------------------------------------------
                  MAXIMUM INVESTMENT ACCOUNT SURRENDER CHARGES
--------------------------------------------------------------------------------

     PERCENTAGE USED TO CALCULATE THE SURRENDER CHARGE:


          NUMBER OF POLICY ANNIVERSARIES SINCE      ON AMOUNTS WITHDRAWN OR
           THE PREMIUM ALLOCATION TO THE             SURRENDERED FROM THE
                INVESTMENT ACCOUNT                     INVESTMENT ACCOUNT
                ------------------                     ------------------


                      [0                                       7%
                       1                                       7%
                       2                                       7%
                       3                                       6%
                       4                                       5%
                       5                                       4%
                       6                                       3%
                       7+                                      0%]



                                     Page 3B

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS
                                 POLICY CHARGES

--------------------------------------------------------------------------------
                         TABLE OF OVERALL MAXIMUM SURRENDER CHARGES
--------------------------------------------------------------------------------

                 MAXIMUM                     MAXIMUM
                 ATTAINED    SURRENDER      ATTAINED     SURRENDER
                   AGE        CHARGES         AGE         CHARGES
                 --------    ---------      ---------    --------
                 [35        $   1,815.00      70        $   943.00
                  36        $   1,801.00      71        $   909.00
                  37        $   1,786.00      72        $   875.00
                  38        $   1,771.00      73        $   841.00
                  39        $   1,755.00      74        $   806.00
                  40        $   1,738.00      75        $   772.00
                  41        $   1,721.00      76        $   738.00
                  42        $   1,704.00      77        $   705.00
                  43        $   1,685.00      78        $   672.00
                  44        $   1,666.00      79        $   640.00
                  45        $   1,647.00      80        $   609.00
                  46        $   1,627.00      81        $   578.00
                  47        $   1,606.00      82        $   549.00
                  48        $   1,584.00      83        $   520.00
                  49        $   1,561.00      84        $   493.00
                  50        $   1,538.00      85        $   467.00
                  51        $   1,513.00      86        $   442.00
                  52        $   1,488.00      87        $   418.00
                  53        $   1,463.00      88        $   396.00
                  54        $   1,436.00      89        $   375.00
                  55        $   1,409.00      90        $   354.00
                  56        $   1,382.00      91        $   335.00
                  57        $   1,354.00      92        $   310.00
                  58        $   1,325.00      93        $   282.00
                  59        $   1,295.00      94        $   251.00
                  60        $   1,265.00      95        $   217.00
                  61        $   1,235.00      96        $   181.00
                  62        $   1,204.00      97        $   145.00
                  63        $   1,173.00      98        $   102.00
                  64        $   1,141.00      99        $     0.00
                  65        $   1,109.00     100        $     0.00]
                  66        $   1,077.00
                  67        $   1,044.00
                  68        $   1,011.00
                  69        $     977.00

                               Page 3B (Continued)

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS

--------------------------------------------------------------------------------
                         SCHEDULED FACE AMOUNT INCREASES
--------------------------------------------------------------------------------



         DATE OF INCREASE                 SCHEDULED INCREASE AMOUNT
         ----------------                 -------------------------
        [JANUARY 1, 2005                          $75,000
         JANUARY 1, 2006                          $75,000
         JANUARY 1, 2007                          $75,000
         JANUARY 1, 2008                          $75,000]


                                     Page 3C

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS

--------------------------------------------------------------------------------
                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
             AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000
--------------------------------------------------------------------------------


                            MINIMUM              MAXIMUM COST                           MINIMUM              MAXIMUM COST
   ATTAINED              DEATH BENEFIT          OF INSURANCE       ATTAINED         DEATH BENEFIT            OF INSURANCE
     AGE                  PERCENTAGES              RATE              AGE              PERCENTAGES               RATE
   --------              -------------         ------------        --------         -------------            ------------

       [35                  250.00                   0.061100        68                  117.00                    2.493300
        36                  250.00                   0.068100        69                  116.00                    2.748300
        37                  250.00                   0.069000        70                  115.00                    3.036700
        38                  250.00                   0.070800        71                  113.00                    3.365800
        39                  250.00                   0.071300        72                  111.00                    3.745800

        40                  250.00                   0.198300        73                  109.00                    4.175800
        41                  243.00                   0.213300        74                  107.00                    4.648300
        42                  236.00                   0.229200        75                  105.00                    5.153300
        43                  229.00                   0.246700        76                  105.00                    5.686700
        44                  222.00                   0.265800        77                  105.00                    6.244200

        45                  215.00                   0.287500        78                  105.00                    6.829200
        46                  209.00                   0.310800        79                  105.00                    7.460000
        47                  203.00                   0.335800        80                  105.00                    8.156700
        48                  197.00                   0.363300        81                  105.00                    8.937500
        49                  191.00                   0.393300        82                  105.00                    9.818300

        50                  185.00                   0.427500        83                  105.00                   10.795000
        51                  178.00                   0.466700        84                  105.00                   11.848300
        52                  171.00                   0.511700        85                  105.00                   12.954200
        53                  164.00                   0.563300        86                  105.00                   14.098300
        54                  157.00                   0.620800        87                  105.00                   15.263300

        55                  150.00                   0.685000        88                  105.00                   16.444200
        56                  146.00                   0.755000        89                  105.00                   17.657500
        57                  142.00                   0.829200        90                  105.00                   18.920800
        58                  138.00                   0.911700        91                  104.00                   20.263300
        59                  134.00                   1.004200        92                  103.00                   21.735000

        60                  130.00                   1.107500        93                  102.00                   23.479200
        61                  128.00                   1.222500        94                  101.00                   25.819200
        62                  126.00                   1.355000        95                  101.00                   29.321700
        63                  124.00                   1.505000        96                  101.00                   35.082500
        64                  122.00                   1.671700        97                  101.00                   45.083300

        65                  120.00                   1.854200        98                  101.00                   62.095800
        66                  119.00                   2.051700        99                  101.00                   83.333300]
        67                  118.00                   2.263300


THE MINIMUM DEATH BENEFIT PERCENTAGE FOR ATTAINED AGE 100 AND BEYOND WILL BE
101.00. THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH
SECTION 7702 OF THE INTERNAL REVENUE CODE. THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY, MALE OR FEMALE, SMOKER OR NON-SMOKER MORTALITY TABLE, AGE LAST BIRTHDAY. THE MAXIMUM COST OF INSURANCE RATES HAVE BEEN ADJUSTED TO REFLECT ANY SPECIAL CLASS RATING.



                                     Page 3D

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS

--------------------------------------------------------------------------------
            DEDUCTIONS FROM PREMIUMS AND TRANSFERS USED TO DETERMINE
      THE POLICY PROTECTION NET PREMIUM AND POLICY PROTECTION NET TRANSFER
--------------------------------------------------------------------------------


                                       POLICY                      PERCENT OF
     TYPE OF CHARGE                    YEARS                       PREMIUMS PAID
     --------------                    ------                      -------------
     POLICY PROTECTION                 ALL                          [1.75%]*
     TAX CHARGE FOR PREMIUMS
     ALLOCATED TO SECTION A AND
     SECTION B OF THE POLICY
     PROTECTION ACCOUNT


     *The Tax Charge Percentage depends upon the Premium Tax Rate assessed by Your state or municipality as of the Policy Date.


                                        POLICY                      PERCENT OF
     TYPE OF CHARGE                     YEARS                       PREMIUMS PAID
     --------------                     ------                      -------------
     POLICY PROTECTION PREMIUM CHARGE    ALL                         [6.25%]
     FOR PREMIUMS ALLOCATED TO
     SECTION A OF THE
     POLICY PROTECTION ACCOUNT

     POLICY PROTECTION PREMIUM CHARGE      1                         [6.25%
     FOR PREMIUMS ALLOCATED TO             2                          5.36%
     SECTION B OF THE                      3                          4.47%
     POLICY PROTECTION ACCOUNT             4                          3.58%
                                           5                          2.69%
                                           6                          1.80%
                                           7                          0.91%
                                           8                          0.02%
                                           9                          0.00%
                                          10                          0.00%
                                          11+                         0.00%]


                                     Page 3E

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS

--------------------------------------------------------------------------------
                       SECTION A RATES AND CHARGES FOR THE
                            POLICY PROTECTION ACCOUNT
--------------------------------------------------------------------------------


         INTEREST CREDITS APPLIED TO THE POLICY PROTECTION ACCOUNT
         ---------------------------------------------------------

  POLICY PROTECTION CREDITED RATE (ANNUAL EFFECTIVE RATE)    ALL YEARS [3.00%]


               DEDUCTIONS TAKEN FROM THE POLICY PROTECTION ACCOUNT
               ---------------------------------------------------

                                          POLICY         CHARGE OR
                                           YEARS        PERCENT OF ACCOUNT
                                           -----        ------------------
     POLICY PROTECTION MONTHLY              ALL         $[10.00] PER MONTH
     ADMINISTRATIVE CHARGE

     POLICY PROTECTION PER $1,000           ALL          [0.1667] PER MONTH PER $1,000
     CHARGE RATE                                         OF THE INITIAL FACE AMOUNT.


     POLICY PROTECTION COST OF INSURANCE RATE - MONTHLY PER $1,000


       POLICY                                POLICY                                POLICY
        YEAR              RATE                YEAR              RATE                YEAR                RATE
        ----              ----                ----              ----                ----                ----
       [1                  0.058                 23               0.791                45                 7.143
        2                  0.069                 24               0.868                46                 7.806
        3                  0.088                 25               0.956                47                 8.543
        4                  0.103                 26               1.053                48                 9.377
        5                  0.112                 27               1.162                49                 10.316
        6                  0.116                 28               1.285                50                 11.343
        7                  0.128                 29               1.426                51                 12.433
        8                  0.139                 30               1.585                52                 13.567
        9                  0.157                 31               1.761                53                 14.733
        10                 0.171                 32               1.950                54                 15.908
        11                 0.188                 33               2.155                55                 17.108
        12                 0.209                 34               2.375                56                 18.349
        13                 0.233                 35               2.615                57                 19.653
        14                 0.258                 36               2.886                58                 21.063
        15                 0.284                 37               3.243                59                 22.636
        16                 0.327                 38               3.547                60                 24.638
        17                 0.379                 39               3.953                61                 27.497
        18                 0.440                 40               4.410                62                 32.046
        19                 0.509                 41               4.900                63                 40.017
        20                 0.591                 42               5.422                64                 54.832
        21                 0.652                 43               5.970                65                 83.333]
        22                 0.719                 44               6.539



                               Page 3E (Continued)

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS

--------------------------------------------------------------------------------
                       SECTION A RATES AND CHARGES FOR THE
                     POLICY PROTECTION ACCOUNT (CONTINUED)
--------------------------------------------------------------------------------


         DEDUCTIONS TAKEN FROM THE POLICY PROTECTION ACCOUNT (CONTINUED)
         ---------------------------------------------------------------


[Accidental Death Benefit Rider Monthly Charge:    $[0.088] PER MONTH PER $1,000
                                                    OF THE INITIAL FACE AMOUNT
Children's Life Insurance Rider Monthly Charge:    $[0.50] PER MONTH PER $1,000
                                                    OF RIDER BENEFIT

The monthly charges for the Deduction Amount Waiver Rider and the Waiver of Specified Amount Disability Benefit Rider are determined by multiplying the rate shown by $1.00 of rider benefit.

Deduction Amount Waiver Rider Monthly Rate:

or

Waiver of Specified Amount Disability Benefit Rider Rate:]


        ATTAINED          RIDER                ATTAINED         RIDER               ATTAINED             RIDER
        AGE               RATE                 AGE              RATE                AGE                  RATE
        --------          ------               --------         ------              --------             ------
       [35                  0.092                45               0.092                55                 0.218
        36                  0.092                46               0.092                56                 0.230
        37                  0.092                47               0.092                57                 0.230
        38                  0.092                48               0.103                58                 0.230
        39                  0.092                49               0.115                59                 0.230
        40                  0.092                50               0.126                60                 0.230
        41                  0.092                51               0.138                61                 0.230
        42                  0.092                52               0.149                62                 0.230
        43                  0.092                53               0.172                63                 0.230
        44                  0.092                54               0.195                64                 0.230]


                               Page 3E (Continued)

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS

--------------------------------------------------------------------------------
                          SECTION B RATES AND CHARGES
                        FOR THE POLICY PROTECTION ACCOUNT
--------------------------------------------------------------------------------

            INTEREST CREDITS APPLIED TO THE POLICY PROTECTION ACCOUNT
            ---------------------------------------------------------



 POLICY PROTECTION CREDITED RATE (ANNUAL EFFECTIVE RATE)        POLICY YEARS             RATE
                                                               ------------              ----
                                                                  1                     [3.00%
                                                                  2 - 9                  5.00%
                                                                  10+                    5.00%]


               DEDUCTIONS TAKEN FROM THE POLICY PROTECTION ACCOUNT


                                                         POLICY                  CHARGE OR
                                                         YEARS                   PERCENT OF ACCOUNT
                                                         -----                   ------------------
     POLICY PROTECTION MONTHLY                            ALL                   $[10.00] PER MONTH
     ADMINISTRATIVE CHARGE

     POLICY PROTECTION PER $1,000                         [1-3]                 [0.1667] PER MONTH PER $1,000 OF
     CHARGE RATE                                                                THE INITIAL FACE AMOUNT.


     POLICY PROTECTION COST OF INSURANCE RATE - MONTHLY PER $1,000


        POLICY                                 POLICY                                POLICY
        YEAR               RATE                YEAR              RATE                YEAR                RATE
        -----              -----               -----             -----               -----               -----
       [1                  0.058                 23               0.279                45                 2.077
        2                  0.068                 24               0.309                46                 2.266
        3                  0.069                 25               0.342                47                 2.466
        4                  0.067                 26               0.378                48                 2.685
        5                  0.068                 27               0.419                49                 2.921
        6                  0.070                 28               0.462                50                 3.162
        7                  0.084                 29               0.509                51                 3.822
        8                  0.107                 30               0.561                52                 4.159
        9                  0.131                 31               0.618                53                 4.521
        10                 0.169                 32               0.676                54                 4.863
        11                 0.194                 33               0.750                55                 5.307
        12                 0.207                 34               0.826                56                 5.721
        13                 0.215                 35               0.909                57                 6.147
        14                 0.221                 36               0.999                58                 6.585
        15                 0.231                 37               1.096                59                 7.036
        16                 0.239                 38               1.201                60                 7.500
        17                 0.243                 39               1.315                61                 8.123
        18                 0.245                 40               1.410                62                 8.774
        19                 0.247                 41               1.497                63                 9.458
        20                 0.251                 42               1.588                64                 10.174
        21                 0.253                 43               1.738                65                 10.921]
        22                 0.267                 44               1.901



                               Page 3E (Continued)

Policy Number:             VL0000001

                              POLICY SPECIFICATIONS


--------------------------------------------------------------------------------
                           SECTION B RATES AND CHARGES
                  FOR THE POLICY PROTECTION ACCOUNT (CONTINUED)
--------------------------------------------------------------------------------

         DEDUCTIONS TAKEN FROM THE POLICY PROTECTION ACCOUNT (CONTINUED)
         ---------------------------------------------------------------


[Accidental Death Benefit Rider Monthly Charge:    $[0.088] PER MONTH PER $1,000
                                                    OF THE INITIAL FACE AMOUNT
Children's Life Insurance Rider Monthly Charge:    $[0.50] PER MONTH PER $1,000
                                                   OF RIDER BENEFIT

The monthly charges for the Deduction Amount Waiver Rider and the Waiver of Specified Amount Disability Benefit Rider are determined by multiplying the rate shown by $1.00 of rider benefit.

Deduction Amount Waiver Rider Monthly Rate:

or

Waiver of Specified Amount Disability Benefit Rider Rate:]


        ATTAINED          RIDER                ATTAINED         RIDER               ATTAINED             RIDER
        AGE               RATE                 AGE              RATE                AGE                  RATE
        --------          ------               --------         ------              --------             ------
       [35                  0.092                45               0.092                55                 0.218
        36                  0.092                46               0.092                56                 0.230
        37                  0.092                47               0.092                57                 0.230
        38                  0.092                48               0.103                58                 0.230
        39                  0.092                49               0.115                59                 0.230
        40                  0.092                50               0.126                60                 0.230
        41                  0.092                51               0.138                61                 0.230
        42                  0.092                52               0.149                62                 0.230
        43                  0.092                53               0.172                63                 0.230
        44                  0.092                54               0.195                64                 0.230]

                               Page 3E (Continued)

                                  DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in the Policy.

ACCOUNT VALUE: The sum of the accumulated value in Your Benefit Account, Investment Account and the Loan Account.

ACCUMULATION UNIT: An accounting unit used to calculate the value of a Sub-Account.

AMOUNT AT RISK: On any Monthly Activity Date, the Amount at Risk equals the Death Benefit less Your Account Value prior to assessing the Monthly Deduction Amount. At any other time, the Amount at Risk equals the Death Benefit less Your Account Value.

ATTAINED AGE: The Insured's Issue Age plus the number of completed Policy Years.

BENEFICIARY: The person to whom Death Proceeds are paid. The Beneficiary is as shown in the application unless later changed as set forth in the Change of Owner or Beneficiary provision.

BENEFIT ACCOUNT: An Investment Choice available within the Company's General Account to which we credit interest at a rate as declared by Us. Premium payments, withdrawals, transfers, loans and loan repayments applied to or deducted from this Account are used in determining the accumulated value of the Policy Protection Account.

CASH SURRENDER VALUE: Your Cash Value less all Indebtedness, if any.

CASH VALUE: Your Account Value less any applicable Surrender Charges.

COMPANY, WE, US, OUR: The Company referred to on the first page of the Policy.

DATE OF ISSUE: The date shown on Page 3 from which Suicide and Incontestability provisions are measured. The date may be different from the Policy Date.

DEATH BENEFIT: The amount used to calculate the Death Proceeds. Refer to the Death Benefit provision for additional information.

DEATH PROCEEDS: The amount We will pay on the death of the Insured. Refer to the Death Benefit provision for additional information

DOLLAR COST AVERAGING PROGRAM: A program we may offer from time to time where You may make systematic transfers between the available Sub-Accounts and the Fixed Account.

DUE PROOF OF DEATH: A certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to Us.

FACE AMOUNT: An amount We use to determine the Death Benefit. On the Policy Date, the Face Amount equals the Initial Face Amount shown on Page 3. Thereafter, it may change in accordance with the terms of the Increases and Decreases in Face Amount and Transfers and Withdrawals provisions.

FIXED ACCOUNT: An Investment Choice of the Investment Account which is part of the Company's General Account to which we credit interest at a rate as declared by Us.

FUND: A registered open-end management company in which the assets of the Separate Account may be invested.

GENERAL ACCOUNT: An account which contains all of Our assets other than those held in Our Separate Accounts.

IN WRITING: In a written form satisfactory to Us.

INDEBTEDNESS: All loans taken on the Policy plus any interest charged less any loan repayments.

INSURED: The person whose life is insured under this Policy as shown on Page 3.

INTERNAL REVENUE CODE: The Internal Revenue Code of 1986, as amended.

INVESTMENT ACCOUNT: The Sub-Accounts and the Fixed Account.

INVESTMENT CHOICES: The options among which You can allocate Your Account Value. These include the Benefit Account, the Fixed Account and the Sub-Accounts.

ISSUE AGE: As of the Policy Date, an Insured's age on his/her last birthday.

LOAN ACCOUNT: An Account used to hold amounts set aside to serve as security for loans taken on the Policy.

MONTHLY ACTIVITY DATE: The Policy Date and the same date in each succeeding month as the Policy Date.

NET PREMIUM: The amount of premium allocated to the Benefit Account and Investment Account, as instructed by You. It is the premium paid less the Deductions From Premiums shown on Page 3A.

PLANNED PREMIUM: The amount that the Owner intends to pay. The Initial Planned Premium is shown on Page 3.

POLICY ANNIVERSARY: An anniversary of the Policy Date.

POLICY DATE: The date shown on Page 3 from which Policy Anniversaries and Policy Years are determined. This is the date on which monthly deductions begin.

POLICY PROTECTION ACCOUNT: A reference account used solely to determine whether or not the Policy Protection Test has been met. It consists of two sections - Section A and Section B, each of which has its own set of charges which are applied to accumulated value in such Section. The Policy Protection Account is not used to determine the actual Account Value, Cash Value, Cash Surrender Value or Death Benefit provided by the Policy.

POLICY PROTECTION MONTHLY CHARGE: A charge deducted, on each Monthly Activity Date, from the Policy Protection Account as described in the Policy Protection Monthly Charge provision.

POLICY PROTECTION NET PREMIUM: The Premium amount credited to the Policy Protection Account. It is the premium allocated to the Benefit Account less deductions for the Policy Protection Premium Charge and the Policy Protection Tax Charge.

POLICY PROTECTION NET TRANSFERS: The transfer amount credited to the Policy Protection Account. It is the transfer allocated to the Benefit Account less deductions for the Policy Protection Premium Charge and the Policy Protection Tax Charge.

POLICY PROTECTION TEST: A test used to determine whether the Policy Protection Benefit is available.

POLICY YEARS: Years as measured from the Policy Date.

PRO RATA BASIS: An allocation method based on the proportion of Your Account Value in the applicable accounts.

SEPARATE ACCOUNT: An account, as specified on Page 3, which has been established by Us to separate the assets funding the variable benefits for the class of contracts to which the Policy belongs from the other assets of the Company.

SUB-ACCOUNTS: The subdivisions of the Separate Account, each of which invests in a corresponding fund.

SURRENDER CHARGE: A charge that may be assessed upon (a) withdrawal or surrender of amounts from Your Investment Account; or (b) surrender of the Policy for its Cash Surrender Value. Separate Surrender Charges apply to the Benefit Account and the Investment Account as shown on Page 3B and as described in the Investment Account Surrender Charges provision of the Policy. Total Surrender Charges under the Policy are subject to the Overall Maximum Surrender Charges shown on Page 3B.

VALUATION DAY: The date on which a Sub-Account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

VALUATION PERIOD: The period of time between the close of business on successive Valuation Days.

YOU, YOUR: The Owner of the Policy.

                                 DEATH BENEFIT

DEATH BENEFIT

The Death Benefit is not effective until the Policy is delivered, all answers in the application continue to be true and complete at the time of delivery, and We receive premiums sufficient to cover the Monthly Deduction Amount on the Policy Date.

The Death Benefit on the Policy Date is equal to the sum of the Initial Face Amount shown on Page 3; Your Investment Account value, and the Loan Account value attributable to loans taken from the Investment Account.

Thereafter, the Death Benefit is equal to the greater of:

(a) the sum of the current Face Amount, Your Investment Account value, and the Loan Account value attributable to loans taken from the Investment Account; or

(b)  the Minimum Death Benefit.

The Death Benefit may change in accordance with the Minimum Death Benefit, Increases and Decreases in Face Amount, Transfers and Withdrawals provisions, increases and decreases in the accumulated value in the Sub-Accounts, and any additional benefits provided by riders which may be attached to this Policy.

DEATH PROCEEDS

Upon receipt of Due Proof of Death of the Insured, We will pay the Death Proceeds to the Beneficiary. Death Proceeds equal the Death Benefit less all Indebtedness and any due and unpaid Monthly Deduction Amounts occurring during a Policy Grace Period.

Any Monthly Deduction Amounts taken after the date of the Insured's death and before We receive Due Proof of Death will be added to Your Account Value for purposes of determining Your Death Proceeds. All amounts used in determining the Death Proceeds are calculated as of the date We receive Due Proof of Death.

We will pay interest on the Death Proceeds of at least 2% per year (or higher, if required by the laws of the state in which this Policy is issued) from the date We receive notification of the Insured's death to the date payment is made or an Income Settlement Option is elected.

If the Insured dies after We receive a request In Writing from You to surrender the Policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds.

MINIMUM DEATH BENEFIT

For policies that meet the definition of life insurance under the Guideline Premium/Cash Value Corridor Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than Your Account Value multiplied by the Minimum Death Benefit Percentage shown on Page 3D for the then current Policy Year.

For policies that meet the definition of life insurance under the Cash Value Accumulation Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than Your Account Value minus the present value of charges for qualified additional benefit riders (as defined by the Internal Revenue Code), multiplied by the Minimum Death Benefit Percentage shown on Page 3D for the then current Policy Year.

To the extent this increase in the Death Benefit would result in an Amount at Risk that exceeds Our guidelines and limitations that may be in effect, We reserve the right to:


(a) distribute to You a portion of the Cash Surrender Value sufficient to continue to qualify the Policy as life insurance and such that the Amount at Risk does not exceed Our guidelines and limitations in effect; or

(b) require evidence of insurability satisfactory to Us.

The Minimum Death Benefit is determined by using Your Account Value on the date We receive Due Proof of Death of the Insured.

                     INCREASES AND DECREASES IN FACE AMOUNT

SCHEDULED INCREASES IN FACE AMOUNT

We will increase the Face Amount automatically by the amounts shown on Page
3C. These scheduled increases will continue until You request to discontinue the increases or until You request to decrease the Face Amount of Your Policy. Decreases in the Face Amount as a result of a withdrawal or transfer will not affect Your future scheduled increases. Any scheduled increases will be subject to additional Cost of Insurance Charges.

UNSCHEDULED INCREASES IN FACE AMOUNT

No Unscheduled Increases in Face Amount are allowed.

DECREASES IN FACE AMOUNT

At any time after the first Policy Year, You may make a request In Writing, or in a manner satisfactory to Us, to decrease the Face Amount. The minimum amount by which the Face Amount can be decreased is based on Our rules then in effect. We may limit You to one decrease in any 12 month period.

A decrease in the Face Amount will be effective on the Monthly Activity Date following the date We receive Your request. The remaining Face Amount may not be less than Our minimum rules then in effect. If there have been any Face Amount increases, decreases will be applied to the most recent increase first then to the next most recent increase until the decrease has been fully applied.

                                    PREMIUMS

GENERAL

For coverage to become effective under this Policy (a) the Initial Premium Payment must be received by Us prior to or upon delivery of the Policy; and (b) such payment must be sufficient to cover the Monthly Deduction Amount as of the Policy Date.

After the first premium has been paid, subsequent premiums can be paid at any time and in any amount, subject to the following limitations:

(a) The minimum premium that We will accept is $50 or the amount required to keep the Policy in force.

(b) For monthly, pre-authorized payments made by bank draft, the minimum premium that We will accept is the greater of $25 or the amount required to keep the Policy in force.

(c) If premiums are received which would cause the Policy to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We reserve the right to refund the excess premium payments. Such refunds and interest thereon will be made within 60 days after the end of a Policy Year.

(d) We reserve the right to require evidence of insurability any time a premium payment results in an increase in the Death Benefit greater than the amount of the premium.

(e)  Any premium received in excess of $1,000,000 is subject to Our approval.

The actual amount and frequency of payments will affect Your Account Value and could affect the amount and duration of insurance provided by the Policy.

HOW TO MAKE PREMIUM PAYMENTS AND PREMIUM ALLOCATION

Checks must be made payable to the Company shown on the first page of the Policy. Checks may be sent to Us at the address shown on the premium notice. The premium will be applied on the date We receive it in good order at the address shown on the premium notice. You must instruct us, In Writing, or in a manner satisfactory to Us, how you want Your premium allocated among Your selected Investment Choices. Except for premium received by Us prior to the end of the Right to Examine period, premium will be allocated among your selected Investment Choices based on Your instructions. See the Initial Premium Allocation provision for how we allocate initial premium received during the Right to Examine period. We will apply any amount received under the Policy as a premium unless it is clearly marked otherwise.

PREMIUM REMINDER NOTICE

If Your premium payment frequency is annual, semiannual or quarterly, We will send You a premium reminder notice for the amount of the Planned Premium. The Initial Planned Premium and payment frequency You selected are shown on Page 3. You may change the Planned Premium payment shown on the premium notices subject to Our premium limitations.

INITIAL PREMIUM ALLOCATION

Based on Your instructions, We will allocate Your premiums among Your selected Investment Choices as long as the total number of active Investment Choices does not exceed twenty, or the maximum number of Investment Choices currently allowed by Us, and any percentage You allocate to each Investment Choice is in whole percentages.

However, any premium allocated to the Investment Account and received by Us prior to the end of the Right to Examine period as described in the Right to Examine Policy provision will be allocated to the Money Market Sub-Account available under the Policy.

The accumulated values of the Money Market Account will then be transferred to the other available Investment Choices of the Investment Account according to Your instructions on the later of:

(a) the end of the Right to Examine period as described in the Right To Examine Policy provision; or

(b)  the date We receive the final requirement to put the Policy in force.

Net Premiums will be deposited on the later of:

(a)  the Policy Date; or

(b)  the date We receive the Premium.

SUBSEQUENT PREMIUM ALLOCATIONS

You may change how Your premiums are allocated by notifying Us In Writing or in a manner satisfactory to Us. Subsequent premiums will be allocated to the Investment Choices according to Your most recent instructions as long as:

(a) the total number of active Investment Choices does not exceed twenty or the maximum number of Investment Choices currently allowed by Us; and

(b) any percentage You allocate to each Investment Choice is in whole percentages.

                              VALUATION PROVISIONS

SUB-ACCOUNT ACCUMULATION UNITS

Amounts allocated to a Sub-Account increase the number of Accumulation Units in the Sub-Account. The number of Accumulation Units added to a Sub-Account is determined by dividing the amount allocated to the Sub-Account by the dollar value of one Accumulation Unit for the Sub-Account.

Amounts taken from a Sub-Account decrease the number of Accumulation Units in the Sub-Account. The number of Accumulation Units subtracted from a Sub-Account is determined by dividing the amount taken from the Sub-Account by the dollar value of one Accumulation Unit for the Sub-Account.

The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

SUB-ACCOUNT ACCUMULATION UNIT VALUE

The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

EMERGENCY PROCEDURE

If the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all transactions which require valuation of the Sub-Accounts until valuation is possible. Any provision of the Policy, which specifies a Valuation Day, will be superseded by the emergency procedure.

INTEREST CREDITED TO THE FIXED ACCOUNT AND THE BENEFIT ACCOUNT

We will credit interest to amounts in the Fixed Account and the Benefit Account on a daily basis at rates We determine. The credited rate will be no less than the Minimum General Account Annual Credited Rate which is shown on Page 3.

               ACCOUNT VALUE, CASH VALUE AND CASH SURRENDER VALUE

ACCOUNT VALUE

Your Account Value on the Policy Date equals the sum of the initial Net Premium allocated to the Benefit Account plus Your Investment Account value plus Your Loan Account value, if any, less the Monthly Deduction Amount for the first policy month.

On each Valuation Day, Your Account Value equals the sum of:

(a) Your accumulated value in the Benefit Account;

(b) Your Investment Account value; and

(c) Your Loan Account value if any.


ACCUMULATED VALUE IN THE BENEFIT ACCOUNT

Your Accumulated Value in the Benefit Account equals:

(a)  the Net Premiums allocated to it; plus

(b) amounts transferred to it from other Investment Choices or the Loan Account; plus

(c)  interest credited to it; minus

(d) amounts transferred out of it to other Investment Choices or the Loan Account; minus

(e)  any charges taken from it as a result of a transfer; minus

(f)  any Monthly Deduction Amounts taken from it; minus

(g)  any withdrawals taken from it.

INVESTMENT ACCOUNT VALUE

Your Investment Account value equals the accumulated value in the Sub-Accounts plus the accumulated value in the Fixed Account.

ACCUMULATED VALUE IN THE FIXED ACCOUNT

Your accumulated value in the Fixed Account equals:

(a)  the Net Premiums allocated to it; plus

(b) amounts transferred to it from other Investment Choices or the Loan Account; plus

(c)  interest credited to it; minus

(d) amounts transferred out of it to other Investment Choices or the Loan Account; minus

(e)  any transfer charges taken from it; minus

(f)  any Monthly Deduction Amounts taken from it; minus

(g)  any withdrawals taken from it; minus

(h)  any applicable Surrender Charges taken from it.

ACCUMULATED VALUE IN THE SUB-ACCOUNTS

Your accumulated value in any Sub-Account equals:

(a) the number of Your Accumulation Units in that Sub-Account on the Valuation Day; multiplied by

(b)  that Sub-Account's Accumulation Unit Value on the Valuation Day.

For purposes of calculating Sub-Account values, whenever the Monthly Activity Date falls on a date other than a Valuation Day, We will use the Sub-Account values as of the next Valuation Day.

The number of Accumulation Units in any Sub-Account is increased when:

(a)  Net Premiums are allocated to it; or

(b) amounts are transferred to it from other Investment Choices or from the Loan Account.

The number of Accumulation Units in any Sub-Account is decreased when:

(a) amounts are transferred out of it to other Investment Choices or to the Loan Account; or

(b)  any transfer charges are taken from it; or

(c)  any Monthly Deduction Amounts are taken from it; or

(d)  any withdrawals are taken from it; or

(e)  any applicable Surrender Charges are taken from it.

CASH VALUE

Your Cash Value is equal to Your Account Value less any applicable Surrender Charges as shown on Page 3B.

CASH SURRENDER VALUE

Your Cash Surrender Value is equal to Your Cash Value less Indebtedness, if any.

                                   TRANSFERS

AMOUNT AND FREQUENCY OF TRANSFERS

Subject to the restrictions described below and as long as the Policy is in effect, You may request In Writing, or in a manner satisfactory to us, to transfer amounts among the Investment Choices. We may limit the size of transfers and remaining balances and the number and frequency of transfers.

TRANSFER CHARGE

A Transfer Charge, not to exceed the Maximum Administrative Transfer Charge shown on , Page 3B, if any, will be assessed on amounts transferred between your Investment Choices. In addition, transfers from the Investment Account to the Benefit Account may be subject to the Maximum Investment Account Transfer Charge shown on Page 3B and as described in the Transfers to the Benefit Account provision below.

TRANSFERS TO THE BENEFIT ACCOUNT

Anytime after the first Policy Year, You may request to transfer amounts to the Benefit Account from Your Investment Account. Amounts so transferred may be subject to a Transfer Charge, not to exceed the Maximum Administrative Transfer Charge, if any, shown on Page 3B. In addition, amounts transferred may be subject to: (1) the Maximum Investment Account Transfer Charge as described below; and (2) a percentage of premium charge not to exceed the Maximum Premium Charge shown on Page 3A.

Only one such transfer per calendar month may be made.


MAXIMUM INVESTMENT ACCOUNT TRANSFER CHARGE

Each premium payment allocated to the Investment Account has its own Investment Account Transfer Charge schedule as shown on Page 3B. The Maximum Investment Account Transfer Charge is calculated based on a percentage of each premium payment allocated to the Investment Account prior to any Deductions From Premium Payments. A charge will only be assessed when a transfer to the Benefit Account is made. The amount assessed a charge will not exceed your premium payments allocated to the Investment Account. Only premium payments held for less than five years will be subject to a charge.

For purposes of calculating the Investment Account Transfer Charge, transfers from the Investment Account will occur in the following order:

(a) transfers made during the first five Policy Years will be taken first from premium payments and then from earnings;

(b)  transfers made after the fifth Policy Year will be taken:

     (1) first, from premium payments held in the Policy for more than five years;

     (2)  then, from earnings; and

     (3)  then, from premium payments held in the Policy for five years or less.

                      TRANSFERS TO THE INVESTMENT ACCOUNT

Anytime after the first Policy Year, You may request to transfer amounts from the Benefit Account to the Investment Account. The minimum transfer allowed is $500. The maximum transfer allowed is Your Benefit Account value less (a) Indebtedness attributable to the Benefit Account; (b) Benefit Account Surrender Charges, and (c) $1,000. A Transfer Charge, not to exceed the Maximum Administrative Transfer Charge shown on Page 3B, if any, may be assessed on each such transfer. Only one such transfer per calendar month may be made.

After amounts transferred have been taken from the Benefit Account, the Face Amount will be reduced by the amount of the reduction in the Benefit Account as a result of the transfer.

             TRANSFERS AMONG CHOICES WITHIN THE INVESTMENT ACCOUNT

Subject to the restrictions described below and as long as there is value within the Investment Account, You may request In Writing, or in a manner satisfactory to Us, to transfer amounts between Your Investment Choices within the Investment Account. We may limit the size of transfers, remaining balances, and the number and frequency of transfers. A Transfer Charge, not to exceed the Maximum Transfer Charge shown on Page 3B, if any, may be assessed on each such transfer and will be deducted on a Pro-Rata Basis from Your Sub-Accounts and/or Fixed Account.

      RESTRICTIONS ON TRANSFERS FROM THE FIXED ACCOUNT TO THE SUB-ACCOUNTS

You are limited as to the timing and the amounts that can be transferred from the Fixed Account to the Sub-Accounts (other than those allowed under the Dollar Cost Averaging program). The limits are as follows:

(a) the transfer must occur during the 30 day period following each Policy Anniversary; and

(b)  the maximum amount transferred in any Policy Year will be the greater of
     (i) $1,000; or (ii) 25% of the accumulated value in the account on the date of transfer.

                          DOLLAR COST AVERAGING PROGRAM

DOLLAR COST AVERAGING (DCA) PROGRAM

From time to time We may offer a Dollar Cost Averaging program in which you may enroll. Under the DCA program, you may make systematic transfers of value between the available Sub-Accounts and the Fixed Account. You may obtain information from Us on the available DCA programs at any time. If you enroll in a DCA Program, You may terminate participation at any time by contacting Us. In such an event, any non-transferred balances will be allocated to the other accounts.

                            MONTHLY DEDUCTION AMOUNT

GENERAL

On each Monthly Activity Date, We will deduct an amount from Your Account Value to pay Us for providing the benefits of the Policy. This amount is called the Monthly Deduction Amount. On each Policy Anniversary, We will determine the rates used to calculate the Monthly Deduction Amounts for that Policy Year. These rates will not exceed the maximum rates shown on the Policy Specification Pages. Actual rates will be determined based on Our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Any change We make will be on a uniform basis for Insureds of the same Issue Age, Sex, Insurance Class, Initial Face Amount, and the length of time coverages have been in-force.

DETERMINING THE TOTAL MONTHLY DEDUCTION AMOUNT

The total Monthly Deduction Amount is divided into two parts and is the sum of the Benefit Account Monthly Deduction Amount and the Investment Account Monthly Deduction Amount.

DETERMINING THE BENEFIT ACCOUNT MONTHLY DEDUCTION AMOUNT

The Monthly Deduction Amount deducted from the Benefit Account is equal to the sum of:

(a)  the Benefit Account Cost of Insurance Charge;

(b)  the Administrative Charge;

(c)  the Per $1,000 Charge;

(d) the charges for any additional benefits provided by rider, not including the charge for any Guaranteed Withdrawal Benefit Rider; and

(e) the portion of the charge for any Waiver of Monthly Deduction Rider that is attributable to the deductions in (a) through (d) above.

If your Benefit Account value is equal to or greater than the Benefit Account Monthly Deduction amount, We will deduct such Monthly Deduction amount from the Benefit Account. If Your Benefit Account value is less than the Benefit Account Monthly Deduction Amount and the Policy Protection Benefit is available (see the Policy Protection Benefit provision of the Policy), we will deduct whatever amount is remaining and any Monthly Deduction Amounts that could not be deducted from the Benefit Account will be waived.

However, if the Policy Protection Benefit is not available, the following will occur:

(a) If, on the Monthly Activity Date, the accumulated value of Your Investment Account is positive:

     1. We will send You a notice advising You that if we do not receive the required payment specified in the notice within the next 30 days, We will automatically transfer from the Investment Account to the Benefit Account the amount necessary to maintain the Policy. This notice will be mailed to both You and any assignee of record at the last known address(es).

     2. Such amount will be transferred on a Pro Rata Basis from your selected Sub-Account and/or Fixed Account and such transfer may be subject to charges as described in the Transfers provision of the Policy.

     3. If, at the end of the 30-day period following the date we mail you the notice, we have not received the amount specified in the notice and the value of the Investment Account is not sufficient to make the transfer necessary to maintain the policy, We will transfer whatever amount is remaining in the Investment Account and the Policy will go into default as described in the Default and Policy Grace Period provision; or

(b) If, on the Monthly Activity Date, the accumulated value of Your Investment Account is equal to zero, the Policy will go into default as described in the Default and Policy Grace Period.

           DETERMINING THE INVESTMENT ACCOUNT MONTHLY DEDUCTION AMOUNT

The Monthly Deduction Amount deducted from the Investment Account is equal to the sum of:

(a)  the Investment Account Cost of Insurance Charge; if any;

(b)  the Mortality & Expense Risk Charge;

(c)  the charge for any Guaranteed Withdrawal Benefit Rider; and

(d) the portion of the charge for any Waiver of Monthly Deduction Rider that is attributable to the deductions in (a) through (c) above.

Any amounts taken from the Investment Account will be taken on a Pro Rata Basis unless You tell Us otherwise.

If Your Investment Account value is equal to or greater than the Investment Account Monthly Deduction Amount, We will deduct such Monthly Deduction Amount from the Investment Account.

If Your Investment Account value is not sufficient to cover the Investment Account Monthly Deduction Amount, We will deduct whatever amount is remaining in the Investment Account and the remainder of such Monthly Deduction Amount will be deducted from the Benefit Account.

However, if Your Benefit Account value is not sufficient to cover the Investment Account Monthly Amount due, We will deduct whatever amount is remaining in the Benefit Account and the Policy will go into default as described in the Default and Policy Grace Period provision, unless the Policy Protection Benefit is available (see the Policy Protection Benefit provision).

TOTAL COST OF INSURANCE CHARGE

The total Cost of Insurance Charge for any Monthly Activity Date is equal to:

(a)  the applicable cost of insurance rates per $1,000; multiplied by

(b)  the applicable Amount(s) at Risk; divided by

(c)  $1,000.

BENEFIT ACCOUNT COST OF INSURANCE CHARGE

The Benefit Account Cost of Insurance Charge for any Monthly Activity Date is equal to:

(a)  the applicable cost of insurance rate per $1,000; multiplied by

(b)  the applicable Benefit Account amount at risk; divided by

(c)  $1,000.

On any Monthly Activity Date, the Amount at Risk equals the Death Benefit less Your Account Value on that date prior to assessing the Monthly Deduction Amount. The Benefit Account amount at risk equals the Death Benefit of the Benefit Account less Your Benefit Account value. The Death Benefit of the Benefit Account is equal to the greater of (a) the Face Amount; or (b) the accumulated value in the Benefit Account, plus the portion of the Loan Account attributable to loans taken from the Benefit Account multiplied by the Minimum Death Benefit Percentage shown on Page 3D.

INVESTMENT ACCOUNT COST OF INSURANCE CHARGE

The Investment Account Cost of Insurance Charge for any Monthly Activity Date is equal to the difference between (a) the Total Cost of Insurance Charge; and (b) the Benefit Account Cost of Insurance Charge. The Investment Account Cost of Insurance Charge will never be less than zero.

ADMINISTRATIVE CHARGE

The Administrative Charge will equal an amount not to exceed the charge shown on Page 3A.

PER $1,000 CHARGE

The total Per $1,000 Charge will not exceed:

(a)  the applicable Per $1,000 Rates shown on Page 3A; multiplied by

(b)  the applicable Face Amounts; divided by

(c)  $1,000.

MORTALITY & EXPENSE RISK CHARGE

The Mortality & Expense Risk Charge for any Monthly Activity Date will not exceed (a) the Mortality & Expense Risk Charge Rate shown on Page 3A times (b) the sum of Your accumulated values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

                           POLICY PROTECTION BENEFIT

GENERAL

The Policy Protection Benefit, if available, will prevent Your Policy from going into default on any Monthly Activity Date when Your Benefit Account value is not sufficient to cover deductions taken from the Benefit Account by waiving the portion of such deductions which exceed the Benefit Account value.

However, this benefit will not prevent Your Policy from going into default when the Indebtedness equals or exceeds the Cash Value. See the Termination Due To Excessive Indebtedness provision for more information.

WHEN THIS BENEFIT IS AVAILABLE

This benefit is available if, on any given Monthly Activity Date, the Policy Protection Test is met. If this benefit is not available, it can be made available at any time by making a premium payment or loan repayment, sufficient to meet the Policy Protection Test. However, if premiums received to restore the availability of this benefit would cause the policy to fail to meet the definition of life insurance (in accordance with the Internal Revenue Code) the excess premiums will be refunded and this benefit will not be available at that time.

HOW THE POLICY PROTECTION TEST IS MET

The Policy Protection Test is met if the accumulated value in the Policy Protection Account is equal to or greater than zero. If the test is not met, the benefit will not be available.

WHEN THIS BENEFIT GOES INTO EFFECT

This benefit will go into effect when Your Benefit Account value is not sufficient to cover the monthly deductions taken from the Benefit Account provided that the Policy Protection Test is met.

If this benefit goes into effect, any Monthly Deduction Amounts that could not be deducted from the Benefit Account will be waived.

POLICY PROTECTION ACCOUNT

The Policy Protection Account is a reference account used solely to determine whether or not the Policy Protection Test has been met. It consists of two sections - Section A and Section B. This Account is not used to determine the actual Account Value, Cash Value, Cash Surrender Value or Death Benefit provided by the Policy. Premium payments, withdrawals, transfers, loans and loan repayments applied to or deducted from the Benefit Account will result in a transaction of equal amount which is then allocated to the Policy Protection Account as described below.

ACCUMULATED VALUE IN THE POLICY PROTECTION ACCOUNT

The accumulated value in the Policy Protection Account equals the sum of the accumulated values in Section A and Section B. On the Policy Date, the accumulated value in Section B equals the Policy Protection Net Premium and the accumulated value in Section A equals zero.

On each subsequent Monthly Activity Date, the accumulated value in Sections A and B equals:

(a) the accumulated value in the Section on the previous Monthly Activity Date; plus

(b) any Policy Protection Net Premium allocated to that Section since the last Monthly Activity Date; plus

(c) interest credited at the Section's policy protection credited rate (as shown on Page 3E) since the last Monthly Activity Date; minus

(d) the appropriate Policy Protection Monthly Charge taken from the Section on that date (see Policy Protection Monthly Charge below); minus

(e) any transfers taken from the Section since the last Monthly Activity Date; minus

(f) any withdrawals taken from the Section since the last Monthly Activity Date; minus

(g)  any loans taken from the Section since the last Monthly Activity Date; plus

(h) any Policy Protection Net Transfers to the Section since the last Monthly Activity Date; plus

(i)  any loan repayments to the Section since the last Monthly Activity Date.

POLICY ALLOCATION OF PREMIUMS, TRANSFERS, LOANS AND LOAN REPAYMENTS IN THE PROTECTION ACCOUNT

During the first Policy Year, all premium payments, transfers and loan repayments to the Benefit Account will result in a transaction of equal amount allocated to Section B of the Policy Protection Account. On the first Policy Anniversary, and thereafter, the Section of the Policy Protection Account to which premium payments, withdrawals, transfers, loans and loan repayments are allocated depends on the accumulated value of the Policy Protection Account on the date of the payment:

(a) if the accumulated value in the Policy Protection Account is greater than zero, the premium payment, withdrawal, transfer, loan or loan repayment to or from the Benefit Account is allocated to Section B;

(b) if the accumulated value in the Policy Protection Account is equal to or less than zero, the premium payment, withdrawal, transfer, loan or loan repayment to or from the Benefit Account will be allocated to Section A.

The actual amount, timing and frequency of payments allocated to Section A and Section B will affect the accumulated values in the Policy Protection Account and could affect the availability of the Policy Protection Benefit.

POLICY PROTECTION MONTHLY CHARGE

The Policy Protection Monthly Charge is calculated in the same manner as the Benefit Account Monthly Deduction Amount (see the Monthly Deduction Amount provision of the Policy) but uses the Policy Protection Benefit charges and rates shown on Page 3E. The charges and rates used depend on the accumulated value in Section A. If, on any Monthly Activity Date, the accumulated value of Section A is zero, Section B charges and rates will be used. If, on any Monthly Activity Date, the accumulated value of Section A is greater than zero, Section A charges and rates will be used.

The Policy Protection Monthly Charge will be first taken from Section A until the accumulated value in Section A becomes zero, with any remaining amount taken from Section B (Section B can become negative).

Loans, transfers or withdrawals deducted from the accumulated value in the Policy Protection Account are taken first from Section A until the value in Section A is reduced to zero, with any remaining amount of loan, transfer or withdrawal taken from Section B.

When calculating the policy protection cost of insurance charge, it is necessary to calculate the policy protection amount at risk. When calculating the policy protection amount at risk, it is necessary to calculate the death benefit. The death benefit, for the purposes of calculating the policy protection amount at risk, is equal to the greater of (a) the Face Amount; or (b) the accumulated value in the Policy Protection Account multiplied by the Minimum Death Benefit Percentage shown on Page 3D.

NOTIFICATION OF POLICY PROTECTION STATUS

We want to keep You informed on the status of the benefit. Therefore, at the end of each Policy Year, We will inform You of the following:

(a)  whether or not the benefit is then available;

(b) if it is not available, the amount necessary to have the benefit available until the next Policy Anniversary; and

(c) if applicable, how long the benefit will be available assuming that You continue to make Planned Premium payments on time as scheduled.

REQUESTED CHANGES

Changes will be made to the Policy Protection Monthly Charge if:

(a)  an Insured's risk class changes;

(b)  the Face Amount increases or decreases;

(c)  other riders are added to or removed from the Policy; or

(d)  there are any increases or decreases to benefits provided by riders.

If any of the above changes occur, We will send You new Policy Specification Pages, or an endorsement, which will reflect changes to the Policy Protection rates and/or charges that were affected by the requested change.

                            INSURANCE CLASS CHANGES

GENERAL

Based on Our administrative rules in effect and upon providing satisfactory evidence to Us, You may request to change the insurance class to a more favorable class. Only future cost of insurance rates will be based on the more favorable class and all other contract terms and provisions will remain as established at issue. No change in insurance class or cost will occur on account of deterioration of the Insured's health. Any decrease in cost of insurance rates for which evidence of insurability was obtained cannot be revoked after the decrease has been in force, during the Insured's lifetime, for two years from the effective date of the decrease. Revocation will occur if the evidence of insurability contained inaccurate information which, had We known it was inaccurate at the time of the class change, would have caused Us to not approve the change.

If We revoke an insurance class change, Your Account Value will be reduced. The amount of the reduction will equal the additional Cost of Insurance Charges that would have been deducted from Your Account Value, based on the original insurance class, from the time of the change until the time of the revocation.

                             DEFAULT AND POLICY GRACE PERIOD

POLICY DEFAULT

Policy Default is a point in time where the Policy is in danger of terminating. The Policy will go into default on any Monthly Activity Date when:

(a) Your Account Value less Indebtedness is not sufficient to cover the total Monthly Deduction Amount and the Policy Protection Benefit is not available; or


(b)  the Indebtedness equals or exceeds the Cash Value.

If the Policy goes into default, We will send You a notice warning You that the Policy is in danger of terminating. This notice will be mailed at least 61 days prior to termination of coverage. It will be mailed both to You and to any assignee of record at the last known address(es).

This notice will tell You the minimum payment required to keep the Policy from terminating. This minimum payment will never be greater than an amount which results in a Cash Surrender Value equal to the current Benefit Account Monthly Deduction Amount plus the next two Benefit Account Monthly Deduction Amounts as of the date Your Policy goes into default.

POLICY GRACE PERIOD

We will keep the Policy inforce for the 61-day period following the date we mail you the notice. We call that period the Policy Grace Period. If We have not received the required payment specified in the notice by the end of the Policy Grace Period, the Policy will terminate. If a premium payment or loan repayment is made while the Policy is in the Policy Grace Period, the minimum payment stated in the notice as being required to keep the Policy from terminating will be applied to the Benefit Account, with any additional amounts allocated according to Your instructions. If the Insured dies during the Policy Grace Period, We will pay the Death Proceeds.

                                 REINSTATEMENT

GENERAL

Unless the Policy has been surrendered for its Cash Surrender Value, the Policy may be reinstated provided:

(a) You make Your request In Writing to Us within three years from the Termination Date;

(b)  evidence of insurability satisfactory to Us is submitted;

(c)  the Insured is alive on the date of reinstatement;

(d) any Indebtedness at the time of termination must be repaid or carried over to the reinstated policy; and

(e)  You pay premium equal to or greater than the sum of:

     1. an amount necessary to cover all Monthly Deduction Amounts that are due and unpaid during the Policy Grace Period; and

     2. an amount necessary to keep the Policy in force for 3 months after the date of reinstatement.

At the time of reinstatement:

(a)  Your Benefit Account value will equal:

     1.   Your Benefit Account value at the time of Policy termination; plus

     2. Net Premiums attributable to the Benefit Account for premiums paid at the time of reinstatement; minus

     3. the Monthly Deduction Amounts that were due and unpaid during the Policy Grace Period.

(b) Your Investment Account value will equal the Net Premiums attributable to the Investment Account for premiums paid at the time of reinstatement;

(c) Your Loan Account Value will equal any Indebtedness carried over to the reinstated policy;

(d) Your Account Value will equal the sum of Your Benefit Account value, Your Investment Account value, and Your Loan Account value as described in (a) through (c) above;

(e)  The Policy Protection Account will equal:

     1. the accumulated value of the Policy Protection Account at the time of Policy termination; plus

     2.   Policy Protection Net Premiums paid at the time of reinstatement;
          minus

     3. the Policy Protection Monthly charges that would have been deducted from the Policy Protection Account during the Policy Grace Period.

Any Surrender Charge will be based on the duration from the original Policy Date as though the Policy had never lapsed.

                                  POLICY LOANS

GENERAL

At any time while the Policy is in force, You may borrow against the Policy by assigning it as sole security to Us. We may defer granting a loan, except to pay premiums to Us, for the period permitted by law but not more than six months. Any new loan taken together with any existing Indebtedness may not exceed the Cash Surrender Value on the date We grant a loan. The minimum loan amount that We will allow is $500.

LOAN ACCOUNT

When You take a loan, an amount equal to the loan is transferred from Your Investment Choices as instructed by you to the Loan Account as security for the loan. In the absence of instructions from You, We will transfer such amount to the Loan Account on a Pro Rata Basis from Your selected Sub-Accounts and/or Fixed Account in the Investment Account. However, if there is insufficient value in the Investment Account to secure the loan, We will transfer as much as possible from the Investment Account and then the remaining balance will be transferred from the Benefit Account.

INDEBTEDNESS

Indebtedness is money that is owed on the Policy due to an outstanding loan(s) and equals:

(a)  all loans taken on the Policy;

(b)  any interest charged to Indebtedness; minus

(c)  any loan repayments.

INTEREST CHARGED ON INDEBTEDNESS

Interest charged on Indebtedness will accrue daily. The table below shows the maximum annual effective interest rates We will charge on Your Indebtedness.


   DURING POLICY YEARS          PORTION OF INDEBTEDNESS   INTEREST RATE CHARGED
 ----------------------        -------------------------  ---------------------
         1-10                             All                 5.00%
     11 and later               Preferred (see Preferred      3.25%
                                Indebtedness Provision)
                                     Non-Preferred            4.25%


PREFERRED INDEBTEDNESS

After the 10th Policy Anniversary, a portion of Your Indebtedness may qualify as Preferred Indebtedness. Preferred Indebtedness is charged a lower interest rate than the non-preferred Indebtedness. Preferred Indebtedness is determined on each Monthly Activity Date and equals the lesser of (a) or (b) where (a) is the Indebtedness and (b) is Your Account Value less the total premiums paid.

INTEREST CREDITED TO THE LOAN ACCOUNT

Amounts in the Loan Account will be credited with interest daily at an annual effective rate of 3.0%.

INTEREST CHARGED TO THE LOAN ACCOUNT

Because the interest charged on Indebtedness may exceed the interest credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. When this happens, additional security will be transferred to the Loan Account. The additional security equals the difference between the Indebtedness and the value of the Loan Account. Such amount will be transferred to the Loan Account as follows:

(a)  on a Pro Rata Basis from the Investment Account, however,

(b) if there is insufficient value to make the transfer from the Investment Account, We will transfer as much as possible from the Investment Account and the remaining balance will be transferred from the Benefit Account. However, if there is insufficient value to make the transfer from both the Investment Account and the Benefit Account, the Policy will go into default. Refer to the Default and Policy Grace Period provision for more information.

Any loans taken will negatively impact the amount of the Death Proceeds.

If you have outstanding loans attributable to the Benefit Account and/or the Investment Account, all or part of a loan may be repaid at any time that (a) the Policy is in force and (b) the Insured is alive. Each loan repayment must be clearly identified In Writing or in a manner satisfactory to Us as a loan repayment. Otherwise, We will apply any amounts received under the Policy as a premium unless it is clearly marked otherwise.

LOAN REPAYMENTS

You must instruct us as to which Indebtedness the repayment should be applied to -Indebtedness attributable to the Benefit Account or Indebtedness attributable to the Investment Account:

(a)  For loan repayments to the Investment Account:

     An amount equal to the loan repayment attributable to the Investment Account will be transferred from the Loan Account and will be allocated to the Investment Account in the same manner as premiums are allocated to that Account.

(b)  For loan repayments to the Benefit Account:

     An amount equal to the loan repayment attributable to the Benefit Account will be transferred from the Loan Account and will be allocated to the Benefit Account in the same manner as premiums are allocated to that Account.

In the absence of any such instructions, the repayment will be applied to any outstanding Indebtedness attributable to the Benefit Account to the extent possible, with any remaining amount applied to any outstanding Indebtedness attributable to the Investment Account.

MINIMUM LOAN REPAYMENT

Each loan repayment must be a minimum amount equal to the lesser of (a) $50; or
(b) the Indebtedness.

TERMINATION DUE TO EXCESSIVE INDEBTEDNESS

The Policy will go into default on any Monthly Activity Date on which the Indebtedness equals or exceeds the Cash Value. Refer to the Default and Policy Grace Period provision for more information.

                                  WITHDRAWALS

GENERAL

Any time after the first Policy Year, You may request a withdrawal In Writing or in a manner satisfactory to Us. The minimum withdrawal amount allowed is $500. A charge of up to $10 may be assessed for each withdrawal.

Unless you instruct us otherwise, the withdrawal will be deducted from the Investment Account on a Pro-Rata basis. If there is insufficient value to take the withdrawal from the Investment Account, We will withdraw as much as possible from the Investment Account and the remaining balance will be deducted from the Benefit Account. Withdrawals will have a negative impact on the amount of the Death Benefit.

WITHDRAWALS FROM THE BENEFIT ACCOUNT

The maximum withdrawal amount allowed from the Benefit Account is Your Benefit Account value less (a) Benefit Account Surrender Charges; and (b) $1,000. Only one withdrawal per calendar month may be made. After the withdrawal, the Face Amount will be reduced by an amount equal to the reduction in the accumulated value of such Account resulting from the withdrawal. Withdrawals from the Benefit Account will also have a negative impact on the Policy Protection Account.

WITHDRAWALS FROM THE INVESTMENT ACCOUNT

The maximum withdrawal amount allowed from the Investment Account is Your Investment Account value. Only one withdrawal per calendar month may be made. Amounts withdrawn from the Investment Account may be subject to the Investment Account Surrender Charges shown on Page 3B and as described in the Investment Account Surrender Charges provision of the Policy.

                                   SURRENDERS

GENERAL

While the Policy is in force, You may surrender the Policy to Us. The Policy and additional benefits provided by rider are then canceled as of the day We receive Your request In Writing or the date You request the surrender, whichever is later. We will then pay You the Cash Surrender Value as of that date. Surrenders may be subject to Surrender Charges shown on Page 3B and as described in the Investment Account Surrender Charges provision of the Policy.

                      INVESTMENT ACCOUNT SURRENDER CHARGES

We may assess an Investment Account Surrender Charge when you request a withdrawal or Surrender of amounts from the Investment Account. The Surrender Charge will be based on the amount You choose to withdraw or Surrender.

Each premium payment allocated to the Investment Account has its own Surrender Charge Schedule as shown on Page 3B. The Surrender Charge is calculated based on a percentage of each premium payment allocated to the Investment Account prior to any Deductions From Premiums shown on Page 3A. The amount assessed a charge will not exceed your premium payments allocated to the Investment Account. Only premium payments held for less than seven years will be subject to a charge.

For purposes of calculating Surrender Charges, the withdrawals and surrenders from the Investment Account will occur in the following order:

(a) withdrawals and surrenders made during the first seven Policy Years will be taken first from premium payments and then from earnings;

(b) withdrawals and surrenders made after the seventh Policy Year will be taken:

        (1) first, from premium payments held in the Policy for more than seven years;

        (2) then, from earnings; and

        (3) then, from premium payments held in the Policy for seven years or less.

The Surrender Charge assessed will never exceed the Maximum Investment Account Surrender Charges shown on Page 3B. We will also reduce the Overall Maximum Surrender Charges applicable to future Policy Years and send you a revised Surrender Charge schedule.

                                 PAYMENTS BY US


GENERAL

We will pay Death Proceeds, Cash Surrender Values, withdrawals and loan amounts attributable to the Sub-Accounts within seven days after We receive all the information satisfactory to Us to process the payment unless:

(a) the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

(b) an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or

(c) the SEC, by order, permits postponement for the protection of policy owners.

DEFERRAL OF PAYMENTS FROM THE BENEFIT ACCOUNT AND THE FIXED ACCOUNT

We may defer payment of any Cash Surrender Values, withdrawals and loan amounts from the Benefit Account and the Fixed Account for up to six months from the date of the request. If We defer payment for more than 30 days, We will pay interest at the Minimum General Account Annual Credited Rate.

                        TAXATION OF THE SEPARATE ACCOUNT

GENERAL

We do not expect to incur any federal, state or local income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is being made to the Separate Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the Policy in the future.

                                  THE CONTRACT

ENTIRE CONTRACT

The Policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the Policy, any endorsements or riders and all additional policy information sections added to the Policy are the entire contract. The contract is made in consideration of the application and the payment of the initial premium. We will not use any statement to cancel the Policy or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will, in the absence of fraud (as determined by a court of competent jurisdiction), will be deemed representations and not warranties.

CONTRACT MODIFICATION

The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

TAX STATUS

The Policy is intended to qualify as a life insurance contract for federal tax purposes and the Death Benefit under the Policy is intended to qualify for the federal income tax exclusion. The provisions of the Policy, including any rider or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary.

MISSTATEMENT OF AGE AND/OR SEX

If on the date of death (a) the Issue Age of the Insured is understated, or (b) the sex of the Insured is incorrectly stated such that it resulted in lower Costs of Insurance, the Death Benefit will be reduced to the Death Benefit that would have been provided by the last Cost of Insurance charge at the correct Issue Age and/or sex.

If on the date of death (a) the Issue Age of the Insured is overstated, or (b) the sex of the Insured is incorrectly stated such that it resulted in higher Costs of Insurance, the Death Benefit will be increased by an amount equal to the excess Costs of Insurance prior to the date of the Insured's death.

Excess Cost of Insurance Charges equal the result of the following calculation for each Monthly Activity Date:

(a)  the Amount at Risk on each Monthly Activity Date; multiplied by

(b) the actual Cost of Insurance rate used to determine Monthly Deduction Amounts; less

(c) the Cost of Insurance rate based on the true age and sex of the Insured; divided by

(d)  $1,000.

SUICIDE


If, within two years from the Date of Issue, the Insured dies by suicide, while sane or insane, Our liability will be limited to the premiums paid less Indebtedness and less any withdrawals.

INCONTESTABILITY

We cannot contest the Policy after it has been in force, during the Insured's lifetime, for two years from its Date of Issue, except for non-payment of premium.

The Policy may not be contested for more than two years after the reinstatement date. Any contest We make after the Policy is reinstated will be limited to the material misrepresentations in the evidence of insurability provided to Us in the request for reinstatement. However, the provision will not affect Our right to contest any statement in the original application or a different reinstatement request which was made during the Insured's lifetime for two years from the Date of Issue of the Policy or a subsequent reinstatement date.

NON-PARTICIPATION

The Policy is non-participating. It does not share in Our surplus earnings, so You receive no policy dividends under it.

APPEALING DENIAL OF CLAIM

On any denied claim, You or Your representative may appeal to the Company for a full and fair review. You may:

(a) request a review upon written application within 60 days of receipt of a claim denial;

(b)  review pertinent documents; and

(c)  submit issues and comments In Writing.

SEPARATE ACCOUNTS

We have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account arising under the variable life contracts supported by that Separate Account. The assets of a Fund will be valued on each Valuation Day. Our determination of the value of an Accumulation Unit by the method described in the Policy will be conclusive.

CHANGES IN THE OPERATION OF THE SEPARATE ACCOUNT

At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or any form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

SUB-ACCOUNT, SEPARATE ACCOUNT MODIFICATIONS

Upon notice to You and subject to any required regulatory approvals, We may, from time to time, make certain modifications to this Policy that are necessary to operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any form permitted by law, including:

1. the transfer of value in any Sub-Account to another Sub-Account or to one or more other separate accounts;

2. add, combine, or eliminate Sub-Accounts in the Separate Account or combine the Separate Account with another separate account;

3. substitute for the units held by any Sub-Account the units of another Sub-Account or another investment company or any other investment permitted by law;

4. make any changes required to comply with the requirements of any Fund, including, but not limited to, the imposition of a redemption charge or other fee by a Fund; or

5. make any other modifications to the Policy that, in Our judgment, are necessary or appropriate to ensure that it continues to qualify as life insurance under the applicable section(s) of the Internal Revenue Code, or any other applicable law, regulation or interpretation.

Any required approval process for modifications to the Separate Account is on file with the insurance supervisory official of the state in which this Policy is issued.

VOTING RIGHTS

We will notify You of any Fund shareholder's meetings at which the shares held for Your Sub-Account may be voted. We will also send proxy materials and instructions for You to vote the shares held for Your Sub-Account. We will arrange for the handling and tallying of proxies received from the Owners. We will vote the Fund shares held by Us in accordance with the instructions received from the Owners. You may attend any meeting, where shares held for Your benefit may be voted.

In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner which are held by Us for Our own account.

ANNUAL REPORT

We will send You a report at least once each Policy Year showing:

(a) the current Account Value, Cash Surrender Value, Face Amount and current Death Benefit;

(b) the premiums paid, Monthly Deduction Amounts and loans since the last report;

(c)  the amount of any Indebtedness; and

(d) any other information required by the Insurance Department of the state where the Policy was delivered.

                           OWNERSHIP AND BENEFICIARY

CHANGE OF OWNER OR BENEFICIARY

The Owner and Beneficiary will be those named in the application until You change them. To change the Owner or Beneficiary, notify Us In Writing while the Insured is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not the Insured is living when We receive it. However, the change will be subject to any payment We made or actions We may have taken before We received the request.

DEATH OF BENEFICIARY

If any named Beneficiary dies before the Insured, that person's interest in this Policy ends unless such Beneficiary has been named as an irrevocable Beneficiary. If a named Beneficiary dies at the same time as the Insured, or within 15 days after the Insured's death, that person's interest ends as though the Beneficiary died before the Insured. Unless Your Beneficiary designation states otherwise, the Death Benefit will be paid as follows:

(a) to the primary Beneficiary(ies) who survive(s) the Insured, or if there are none;

(b)  to the contingent Beneficiary(ies) who survive the Insured;

(c) if no Beneficiary survives the Insured, we will pay the Death Proceeds to You, if You are living, otherwise, We will pay the proceeds to Your estate;

(d) if multiple Beneficiaries are named to share the Death Proceeds equally, We will pay the Death Proceeds to the survivor(s) in equal shares;

(e) if multiple Beneficiaries are named to receive unequal shares of the Death Proceeds, We will pay the Death Proceeds to the survivors on a pro rata basis and if there is only one surviving multiple Beneficiary, We pay all of the proceeds to that Beneficiary.

ASSIGNMENT

You may assign the Policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

OWNER'S RIGHTS

While the Insured is alive and no Beneficiary is irrevocably named, You may:

(a) exercise all the rights and options that the Policy provides or that We permit;

(b)  assign the Policy; and

(c)  agree with Us to any change to the Policy.

                                  TERMINATION

TERMINATION

The Policy will terminate upon the earliest of the following events:

(a)  the surrender of the Policy; or

(b) the end of the Policy Grace Period during which the amount required is not received; or

(c)  the date We receive notification In Writing of the death of the Insured.

                   CONTINUATION BEYOND THE INSURED'S AGE 100

CONTINUATION BEYOND THE INSURED'S AGE 100

On the Policy Anniversary on or following the date on which the Insured attains age 100, the following will occur:

(a)  no future Monthly Deduction Amounts will be deducted;

(b) Your Account Value will continue to be valued as described in the Account Value, Cash Value and Cash Surrender Value provision;

(c) any loans that are in effect will continue to accrue interest and become part of any Indebtedness;

(d)  loan repayments may be made;

(e)  no new loans can be requested;

(f)  no withdrawals can be requested from the Benefit Account;

(g)  no further premiums will be accepted;

(h)  all additional benefits provided by rider will deem to have terminated; and

(i)  the Policy may terminate due to excessive Indebtedness.

                            INCOME SETTLEMENT OPTIONS

AVAILABILITY

All or parts of the proceeds of the Policy may, instead of being paid in one sum, be left with Us under any one or a combination of the following options, subject to our minimum amount requirements on the date of election. If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent.

We will pay interest on the Death Proceeds as described in the Death Benefit provision. Once payment is made or an Income Settlement Option is elected, these proceeds are then no longer subject to the investment experience of a Separate Account.

INTEREST

Options 1, 2 and 3 shown below are based on interest at a guaranteed rate of 2% per year.

EXCESS INTEREST

We may pay or credit excess interest of such amount and in such manner as We determine.

DEATH OF PAYEE

If the payee dies while receiving payments under one of the options listed, We will pay the following:

(a)  any principal and accrued interest remaining unpaid under Option 1 or 2;
     and

(b) the value of remaining unpaid guaranteed payments, if any, under Option 3, commuted using interest of 2% per year.

Any such amount will be paid in one sum to the payee's estate.

OPTION 1 - INTEREST INCOME

Payments of interest at the rate We declare, but not less than 2% per year, on the amount left under this option. At any time after election of this Option, You may make a request In Writing, or in a manner satisfactory to Us, to receive any remaining amount in a lump sum.

OPTION 2 - INCOME OF FIXED AMOUNT

Equal payments of the amount chosen until the amount left under this option, with interest of not less than 2% per year, is exhausted. The final payment will be for the balance only.

OPTION 3 - INCOME FOR FIXED PERIOD

Payments, determined from the table below, are guaranteed for the number of years chosen. The first payment will be due on the date proceeds are applied under this option.



                        MONTHLY PAYMENTS                             MONTHLY PAYMENTS
    NUMBER                PER $1,000 OF             NUMBER             PER $1,000 OF
    OF YEARS                PROCEEDS               OF YEARS              PROCEEDS
    --------             -------------             --------           -------------
       1                     $84.08                   10                   $9.17
       2                      42.45                   15                    6.40
       3                      28.58                   20                    5.03
       4                      21.64                   25                    4.21
       5                      17.48                   30                    3.67


To convert the monthly payments shown in the table above for Option 3 to quarterly, semi-annual or annual payments, multiply by the following factors:



          PAYMENT INTERVAL                      FACTOR
          Quarterly                             2.99
          Semi-annual                           5.96
          Annual                                11.84

OTHER INCOME SETTLEMENT OPTIONS

Other Income Settlement Options, including Lifetime Settlement Options, are available. Such Options may be subject to different interest rate guarantees.

                  [HARTFORD LIFE AND ANNUITY INSURANCE COMPANY]
                        [HARTFORD LIFE INSURANCE COMPANY]
                        HARTFORD, CONNECTICUT 06104-2999
                           (A STOCK INSURANCE COMPANY)
                                 (THE "COMPANY")





                       INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                 P.O. BOX 64582
                         ST. PAUL, MINNESOTA 55164-0582
                        TELEPHONE NUMBER: 1-800-243-5433

          DEATH PROCEEDS PAYABLE AT DEATH OF INSURED AS SHOWN ON PAGE 8
                            ADJUSTABLE DEATH BENEFIT
                       PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                                NON-PARTICIPATING




THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS POLICY THAT ARE IN THE SUB-ACCOUNTS ARE VARIABLE, WILL INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT WILL BE VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.


                                    [GRAPHIC]
                                  THE HARTFORD




                                FLEXIBLE PREMIUM
                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY